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KANBAY INTERNATIONAL, INC.
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Filed by Kanbay International, Inc.

Pursuant to Rule 14a-12
  of the Securities Exchange Act of 1934
  Subject Company:  Kanbay International, Inc.
  Commission File No.:  000-50849

The following is a Q&A transcript posted on the website of Kanbay International, Inc. (“Kanbay”) in connection with the proposed acquisition of Kanbay by Cap Gemini SA (“Cap Gemini”).

EuroBusiness Media (EBM) Capgemini has just announced a major acquisition in India. Raymond Spencer welcome, you are the CEO of Kanbay. Paul Hermelin welcome, you are the CEO of CapGemini, and you have just announced the acquisition of Kanbay. In a few words, what are the key facts to know about this acquisition ?

Paul Hermelin (PH) : Kanbay is a US listed company that has a seamless integration between a strong front-end, operating mainly in the US and the UK marketplaces, and a very strong Indian back-office. But more than a back office, something that is truly innovative. Overall we are talking about 6,000 people, and 20% of them are onshore and 5,000 offshore - so it is a sizeable entity, 80% of the revenue coming from the financial services industry.

EBM : What is your rationale for this acquisition and how does it fit in with your new “I-Cubed” strategy standing for : “Industrialisation, Intimacy and Innovation”, a new strategy you announced recently.

PH : I think it’s a kind of miraculous fit. Frankly we had been talking to them a few times and conversations just did not come through. Why ? First we need some volume in India because we are growing like hell, we are growing headcount by 80%-90% per year, that’s a little bit risky in terms of selecting talents, on boarding, so having a wider base will make the development more secure. The second point is they have a strong FSI focus and we are weak in FSI, so it’s a wonderful complementarity. And the third point - which is exactly about I-cubed - what we intend to do with industrialisation is not only industrialise the back-office, it is to introduce that seamless process where the people on front — so today, the Capgemini colleagues in Holland, in France, in Sweden — think differently and introduce offshore colleagues from the start, so that we have innovation and industrialisation all together.

EBM : Raymond Spencer, as I mentioned, you are the CEO of Kanbay which is not yet a household name for many people watching us today. So, as CEO of Kanbay, would you please give you a rapid insight into the size and scope of your company.

Raymond Spencer (RS) : Certainly. We’re a professional services firm focused on delivering high value business solutions to our clients, 79% of whom are in the financial services sector, 14% in the consumer and industrial products sector. Today we have about 7,000 people, over 76% of whom are located in India. We use a global delivery platform to deliver very high value solutions to our clients in a very value or efficient manner. We are able to do that because we have combined very deep technology expertise as well as domain knowledge throughout the whole organisation. This recent quarter our revenue was 114 million which represented a 33% year over year increase, and therefore annualised would be over 450 million dollars.

EBM : As CEO of Kanbay, why did you chose to sell out to Capgemini and will you personally stay on as a manager inside Capgemini ?

RS : We believe that for our shareholders this is a very compelling opportunity. And also it’s a great opportunity for Kanbay’s clients and associates. As we’re involved in delivering to our clients very high value solutions using an efficient consulting methodology that is leveraged by our global delivery platform, we think this transaction gives both our clients and our associates a wonderful potential to expand in their relationship within the larger firm. Thirdly, our operations are very complementary, both in terms of sector, in services and in geographic location. And lastly, it’s a great opportunity to participate in the change within one of the top five professional services firms in the world, and to be a significant part of the evolution of that firm as we build a model that’s really a best-of-both-worlds model, combining full end-to-end solutions to our clients and a global delivery plaform. So we think its a very exciting opportunity for all of Kanbay’s stakeholders. As for me personnally and for our leadership team, we’re very excited to join and become part of the Capgemini organisation. We will not only stay but be involved very enthusiastically in the evolution and transformation of this organisation going forward, and I believe I speak for all 7,000 Kanbay associates when I say that we believe this is a wonderful opportunity for our company.

EBM : Paul Hermelin, what are the benefits of this deal for clients and for shareholders of Capgemini ?

PH : As you understand, Raymond will instantly deal with the CapGemini market presence in the United States and in the UK. But by leading the global financial service business unit, progressively we will introduce him to continental Europe and progressively he will drive our strategy in FSI overall. So there are a lot of benefits of the transaction. As I said before, easing the ramp-up of our offshore presence. Second, it’s a deal that is instantly accretive and significantly. Third, there are some tax synergies because that acqusition will take place under a very large tax credit that is not activated in our balance sheet, so financially it is pretty sound, and we can name as many synergies of revenue as you can imagine. As always the markets are prudent regarding revenue synergies so we will remain prudent, but there’s potential to leverage Kanbay position in Western Europe, but also to give a strong momentum to the Kanbay activities in consumer goods with the SAP resources that are deployed overall, I think there are a lot of synergies.

EBM : Kanbay is a cash acquisition and its a major acquisition, Capgemini’s first in recent times. Therefore what would you reply to those who might feel anxious today about the relatively expensive price paid for the acquisition, anxious about the integration risk and anxious about the timing risk if you are indeed potentially making this acquisition at the top of the market, as there has been so much hype about India recently ?

PH : It’s a difficult question and a truly relevant one. The first point, let’s say a word about the integration because the market still remembers the difficult Ernst & Young integration. The main difficulty with Ernst & Young was the transformation from a private partnership into a public environment and that proved difficult for IBM when they acquired PWC, for Atos when they acquired KPMG consulting. I think we have nothing of that kind to fear and I can add that in financial services we are pretty weak in the anglo-saxon market where Kanbay is very strong, so I don’t foresee significant integration problems. I would add that in India we are active in Mumbai, in Bangalore and in Calcutta and it so happens that Kanbay is active in Pune, in Chennai and in Hyderabad, so I would say no local clash, on the contrary we will increase our ability to recruit from campuses, to increase our footprint in the Indian continent.

Now about the price. It is an expensive transaction. The premiums over the recent share price I think are not moderate, certainly not - but acceptable. So what to think ? The first point is - let’s remember that in the last seven trading days, we had quarterly results from all large Indian players, and it is not a hype, it is not a fashion, some of them are growing more than 30% like Kanbay and some of them are growing more than 40%. What does it mean ? It means that it is an Indian revolution that is completely transforming the IT industry and it will not stop. I can even say that probably when a recession will hit Europe, quite probably the European customer will overcome some reluctance and go massively into offshore solutions like their American colleagues did during the previous recession. So its not the end of a fashion. Its a tsunamy, it is something that will last and through that acquisition we will prepare ourselves to take full advantage because we will be the Western player with the highest proportion of Indian workers part of the company. We will not be the biggest yet, but we will be the player, if I take the Indian pure player aside, as completely committed to that new way of thinking.

EBM : What is your message to Capgemini employees today, in particular those watching in Europe. Should they feel as if the entire future of their company is centred on India alone ?

PH : I’m talking to the Capgemini employees, I’m talking to the workers’ council. My constant speech is to say our customers want innovation and productivity. And if we do not provide them with two insights on the two fronts we will lose market share and we will not be a dominant player and possibly not even survive. So we need to invest in innovation, we need to invest in industrialisation, thus the I-cubed programme. But I could say, that if we want to maintain our headcount onshore where it is between - 50 and 60 thousand people - we probably need between 30 and 40 thousand people offshore, not only in India but offshore. The very presence of this headcount offshore will secure the position and will of course transform what we do onshore ; onshore we will do innovation, programme management, intimate interface with the customer needs. What I’m constantly explaining to our people is the ambition of our offshore strategy is their best security regarding the future of the group onshore.

EBM : And finally, you are also reporting 3rd quarter revenue, what is your trading update today ?

PH : We are nicely growing. It’s a moderate but nice acceleration. In the first quarter we were growing slightly below 10%, in the second quarter the growth reached 11% and now we’re reporting 13% which is pretty good for a third quarter, so a nice acceleration of all our business lines and a European market that is truly very alive and kicking. There had been rumours about a slowdown - I don’t see it.

EBM : Raymond Spencer CEO of Kanbay thank you very much indeed. Paul Hermelin CEO of Capgemini thank you very much.

RS : Thank you.

PH : Thank you Adrian, thank you and I think a lot of people are very happy to welcome not only Raymond at our side in the Executive Committee but 6,000 people joining the group and changing the dimension of the group.

RS : Thank you Paul.

Forward-Looking Statements

                This transcript contains forward-looking statements that are subject to risks, uncertainties and other factors that could be deemed forward-looking statements and could cause actual results to differ materially from those referred to in the forward-looking statements.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements  For example, statements of integration plans are forward-looking statements.  Risks, uncertainties and assumptions include those described in the joint press release announcing Cap Gemini’s proposed acquisition of Kanbay and in Kanbay’s SEC reports (including but not limited to its most recent Form 10-K filed with the SEC on March 16, 2006 and subsequently filed reports).  If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, Kanbay’s results could differ materially from its expectations in these statements.  These filings are available for free on the SEC’s website at http://www.sec.gov.

Additional Information and Where to Find It

                In connection with the proposed acquisition of Kanbay by Cap Gemini and the required stockholder approval, Kanbay intends to file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and a definitive proxy statement.  The definitive proxy statement will be mailed to the stockholders of Kanbay.  KANBAY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ACQUISITION AND KANBAY.  Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov.  In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Kanbay by going to Kanbay’s Investors page on its corporate website at www.kanbay.com.

                Kanbay and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Kanbay’s stockholders with respect to the proposed acquisition. Information about Kanbay’s executive officers and directors and their ownership of Kanbay common stock is set forth in the proxy statement for Kanbay’s 2006 Annual Meeting of Stockholders, which was filed with the SEC on May 1, 2006.  Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Kanbay and its respective executive officers and directors in the proposed acquisition by reading the preliminary and definitive proxy statements regarding the proposed acquisition, which will be filed by Kanbay with the SEC.

                In addition, Cap Gemini and its executive officers and directors may be deemed to have participated in the solicitation of proxies from the stockholders of Kanbay in connection with the transaction described herein.  Information regarding the special interests of these directors and executive officers will be included in the proxy statement to be circulated in connection with the transaction.  Additional information regarding these directors and executive officers is also included in Cap Gemini’s information statements and publicly available reports.  These documents are available from Cap Gemini at www.capgemini.com, by mail at 11, rue de Tilsitt, Paris 75017, France or by phone at 33-1-47-54-5400.